Exhibit 99.1

inContact Reports First Quarter 2012 Financial Results

Company Achieves Year-Over-Year Software Growth of 32% and

Consolidated Revenue Growth of 20% in its Sixth Consecutive

Quarter of Consolidated Revenue Growth

SALT LAKE CITY – May 3, 2012 – inContact, Inc. (NASDAQ: SAAS), the leading provider of cloud contact center software and contact center agent optimization tools, today reported financial results for the first quarter ended March 31, 2012.

“Our Software segment revenues were a record $12.3 million, up 32% over the same period a year ago and represent the sixth consecutive quarter of software and consolidated revenue growth, a trend we expect to continue. Additionally, we closed 57 contracts, of which 34 were new contracts and 23 were up-sells in existing accounts,” said Paul Jarman, inContact CEO. “We continue to see a change in the size and type of contact centers selecting inContact as we move upmarket and the cloud is more widely recognized as a proven technology delivery method.”

Revenue

Software segment revenue totaled $12.3 million for the quarter ended March 31, 2012, an increase of 32% from Q1 2011 and an increase of 12% from $11.0 million in Q4 2011. Telecom segment revenue for Q1 2012 was $13.4 million for the quarter ended March 31, 2012, an increase of $1.4 million or 11% from $12.0 million in Q1 2011. This increase marks the seventh consecutive quarter that software related telecom revenue has increased.

Consolidated revenue for the quarter ended March 31, 2012 was $25.7 million versus $21.3 million for the same period in 2011, an increase of 20%. This reflects an increase of $3.0 million in Software segment revenue and an increase of $1.4 million in Telecom segment revenue.

Gross Margin

The Q1 Software segment gross margin was 59% versus 62% in Q1 2011, and excluding non-cash charges, non-GAAP Software segment gross margin was 71% for the quarter, versus 73% in Q1 2011. This decrease in gross margin is principally attributable to investments we made in our international facilities and reseller programs, as well as higher non-cash depreciation and amortization. First quarter 2012 Telecom segment gross margin was 31% versus 26% in Q1 2011.

Consolidated gross margin percentage was 44% in the first quarter compared to 42% for the same period in 2011. Excluding non-cash charges, consolidated gross margin was 51% for the first quarter compared to 48% for the same period in 2011.

EBITDAS

Earnings before interest, taxes, depreciation and amortization and stock-based compensation (“EBITDAS”) for the first quarter was $935,000 versus $989,000 during the same period in 2011. Our decrease in EBITDAS is primarily due to the investments impacting gross profit mentioned above, and investments in sales and marketing of approximately $1.8 million. EBITDAS is a non-GAAP measure management believes provides important insight into our operating results (see reconciliation of non-GAAP measures below).

Net Loss

Net loss for the quarter ended March 31, 2012 was $1.7 million, or ($0.04) per share, as compared to a net loss of $1.0 million or ($0.03) per share for the same period in 2011. This decrease in net results is due to the items mentioned above.

Jarman concluded, “Our strong Q1 performance continues to solidify our leadership position in the accelerating cloud contact center market. We are making significant strides forward to increase our market position by investing in our platform, expanding our inCloud ecosystem, and leveraging our reseller partners. The strength of our model continues to be affirmed as we close larger enterprise accounts, including four Global 500 companies in first quarter. We have built a strong foundation to increase leverage in the model and accelerate our software revenue growth. We believe this will create value for our shareholders throughout this year and into the future.”

CONFERENCE CALL INFORMATION

We will host a conference call to discuss our first quarter 2012 financial results later today at 4:30 p.m. Eastern time (1:30 p.m. Pacific).

Dial-In Number: 1-800-895-0198

International: + 1-785-424-1053

Conference ID#: INCONTACT

Webcast URL: http://investor.inContact.com

An audio file of the call will be available after May 4, 2012 on the inContact Investor Relations website at http://investor.incontact.com, in the Webcasts and Presentations section. A replay of the call will be available via telephone after 7:30 p.m. Eastern time today and until May 10, 2012:

Toll-free replay number: 1-877-870-5176

International replay number: + 1-858-384-5517

Replay Pin Number: 12328

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on inContact’s current expectations, estimates and projections about inContact’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with inContact’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in inContact’s annual report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. inContact undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

INCONTACT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - (Unaudited)

(in thousands)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$16,182	$17,724
Restricted cash	246	246
Accounts and other receivables, net of allowance for uncollectible accounts of $785 and $491, respectively	12,851	12,916
Other current assets	3,160	2,526

Total current assets	32,439	33,412
Property and equipment, net	20,016	18,685
Intangible assets, net	1,407	1,394
Goodwill	4,086	4,086
Other assets	902	837

Total assets	$58,850	$58,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$6,998	$7,180
Accrued liabilities	2,048	2,769
Accrued commissions	1,529	1,291
Current portion of deferred revenue	1,369	1,056
Current portion of long-term debt and capital lease obligations	3,113	2,831

Total current liabilities	15,057	15,127
Long-term debt and capital lease obligations	6,783	5,964
Deferred rent	329	161
Deferred revenue	1,080	946

Total liabilities	23,249	22,198
Total stockholders’ equity	35,601	36,216

Total liabilities and stockholders’ equity	$58,850	$58,414

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2012	2011
Net revenue:
Software	$12,302	$9,334
Telecom	13,373	12,001

Total net revenue	25,675	21,335

Costs of revenue:
Software	5,090	3,590
Telecom	9,227	8,898

Total costs of revenue	14,317	12,488

Gross profit	11,358	8,847

Operating expenses:
Selling and marketing	7,020	5,210
Research and development	1,837	1,400
General and administrative	4,094	3,129

Total operating expenses	12,951	9,739

Loss from operations	(1,593)	(892)
Other income (expense):
Interest expense	(94)	(132)
Change in fair value of warrants	—	50
Other expense	(47)	(13)

Total other expense	(141)	(95)

Loss before income taxes	(1,734)	(987)
Income tax expense	(15)	(15)

Net loss and comprehensive loss	$(1,749)	$(1,002)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.03)
Weighted average common shares outstanding:
Basic and diluted	44,188	36,121

SEGMENT REPORTING

We operate under two business segments: Software and Telecom. The Software segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features. The Telecom segment includes all voice and data long distance services provided to customers.

For segment reporting, we classify operating expenses as either “direct” or “indirect.” Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Operating segment revenues and profitability for the quarters ended March 31, 2012 and 2011 were as follows (in thousands):

	Quarter Ended March 31, 2012
	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$12,302	$13,373	$25,675
Costs of revenue	5,090	9,227	14,317

Gross profit	7,212	4,146	11,358
Gross margin	59%	31%	44%
Operating expenses:
Direct selling and marketing	5,805	843	6,648
Direct research and development	1,654	—	1,654
Indirect	3,833	816	4,649

(Loss) income from operations	$(4,080)	$2,487	$(1,593)

	Quarter Ended March 31, 2011
	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$9,334	$12,001	$21,335
Costs of revenue	3,590	8,898	12,488

Gross profit	5,744	3,103	8,847
Gross margin	62%	26%	42%
Operating expenses:
Direct selling and marketing	4,149	754	4,903
Direct research and development	1,239	—	1,239
Indirect	2,844	753	3,597

(Loss) income from operations	$(2,488)	$1,596	$(892)

RECONCILIATION of NON-GAAP MEASURES:

“EBITDAS” is Earnings Before deductions for Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation. “Gross Margin Before deductions for Depreciation and Amortization and Stock-Based Compensation” is Gross Margin before deductions for Depreciation and Amortization and Stock-Based Compensation. Neither are measures of financial performance under generally accepted accounting principles (GAAP). EBITDAS and

Gross Margin Before deductions for Depreciation and Amortization and Stock-Based Compensation are provided for the use of the reader in understanding our operating results and are not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of EBITDAS to Net loss applicable to

common stockholders as it is presented on the Condensed Consolidated

Statements of Operations for inContact, Inc.

(in thousands - unaudited)

	Quarter ended March 31,
	2012	2011
Net loss and comprehensive loss	$(1,749)	$(1,002)
Depreciation and amortization	2,066	1,581
Stock-based compensation	509	263
Interest income and expense, net	94	132
Income tax expense	15	15

EBITDAS	$935	$989

Reconciliation of Consolidated Gross Profit and Margin to Consolidated Gross Profit and Margin Before deductions for Depreciation and

Amortization and Stock-Based Compensation, as presented in Segment Reporting for inContact, Inc.

(in thousands—unaudited)

	Quarter ended March 31, 2012		Quarter ended March 31, 2011
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Consolidated gross profit and margin	$11,358	44%	$8,847	42%
Depreciation and amortization	1,609	6%	1,233	6%
Stock-based compensation	130	1%	56	0.3%

Consolidated gross profit and margin, excluding non-cash charges	$13,097	51%	$10,136	48%

Reconciliation of Software Segment Gross Profit and Margin to Software Segment Gross Profit and Margin Before deductions for

Depreciation and Amortization and Stock-Based Compensation, as presented in Segment Reporting for inContact, Inc.

(in thousands - unaudited)

	Quarter ended March 31, 2012		Quarter ended March 31, 2011
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Software segment gross profit and margin	$7,212	59%	$5,744	62%
Depreciation and amortization	1,384	11%	979	10%
Stock-based compensation	127	1%	54	1%

Software segment gross profit and margin, excluding non-cash charges	$8,723	71%	$6,777	73%

About inContact

inContact (NASDAQ:SAAS) helps contact centers around the globe create profitable customer experiences through its powerful portfolio of cloud contact center software solutions. The company’s services and solutions enable contact centers to operate more efficiently, optimize the cost and quality of every customer interaction, create new pathways to profit and ensure ongoing customer-centric business improvement and growth. To learn more, visit www.inContact.com.

Contacts:

Investor Contact:

Steven Pasko

Market Street Partners

415-445-3238

spasko@marketstreetpartners.com

General Contact:

Heather Hurst

inContact, Communications Director

801-320-3591

Heather.hurst@inContact.com

inContact® is the registered trademark of inContact, Inc.